REORGANIZATION AGREEMENT

                             Among

                   IWC RESOURCES CORPORATION

                  PIPELINE ACQUISITION CORP.

                  MILLER PIPELINE CORPORATION

                and certain of its shareholders





                         July 21, 1995

                     REORGANIZATION AGREEMENT


          THIS REORGANIZATION AGREEMENT (this "Agreement"), made and entered into as of this 21st day of July, 1995, by and among IWC Resources Corporation, an Indiana corporation ("Resources"), Pipeline Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of Resources ("NewCo"), Miller Pipeline Corporation, an Ohio corporation (the "Company"), and Dale R. Miller, Don W. Miller and Karl D. Miller (each, a "Principal", and collectively, the "Principals");

                            WITNESSETH:

          WHEREAS, the Boards of Directors of Resources and the Company deem it advisable and in the best interests of their respective corporations that the Company be acquired by Resources pursuant to the merger of the Company with and into NewCo on the terms described herein (the "Merger"); and

          WHEREAS, the Boards of Directors of Resources, NewCo and the Company, by resolutions duly adopted, have approved this Agreement providing for the Merger, and the Boards of Directors of the Company and NewCo have recommended the Merger Agreement (as defined herein) and the Merger for approval by their respective shareholders in accordance with the terms of this Agreement and applicable law; and

          WHEREAS, the Principals are the controlling shareholders of the Company and will benefit directly from the Merger and are willing to make certain representations, warranties, covenants and other agreements to facilitate the Merger; and

          WHEREAS, Resources, NewCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions precedent to such transactions;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:


                             ARTICLE I

                            THE MERGER

          1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and the Plan and Agreement of Merger to be entered into by NewCo and the Company and joined in by Resources (the "Merger Agreement"), and in accordance with Indiana and Ohio law, the Company shall be merged with and into NewCo at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and NewCo shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of the Company in accordance with applicable law.

          1.2 THE CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana at 10:00 a.m., Indianapolis time, as soon as practicable following fulfillment or waiver of all conditions set forth in Articles VI and VII hereof or at such other place, time and date as the parties may mutually agree. The date and time at which the Closing actually occurs is referred to herein as the "Closing Date".

          1.3 EFFECTIVE TIME. As soon as practicable following the fulfillment or waiver of all conditions set forth in Articles VI and VII hereof, the parties shall file Articles of Merger in Indiana and a Certificate of Merger in Ohio (the "Articles of Merger") executed in accordance with applicable law. The Merger shall become effective at such time as is specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time"), it being understood that the parties shall cause the Effective Time to occur on or within three business days after the Closing Date.

          1.4 PURCHASE PRICE. At the Effective Time, each of the outstanding shares of common stock of the Company shall be converted into the right to receive the consideration provided for in the Merger Agreement. The aggregate consideration to be paid pursuant to the Merger Agreement, shall be equal to $20,000,000, adjusted as follows: (a) increased by the net income or decreased by the net loss, as the case may be, reported by the Company for the period from April 1, 1995 through the last day of the calendar month preceding the Closing Date and (b) reduced by the amount of any dividend or distribution in cash, stock or property with respect to the Company's capital stock paid or accrued after the date hereof and prior to the Effective Time (such amount, as adjusted, is referred to as the "Purchase Price").

          1.5 MERGER CONSIDERATION. The Merger Agreement shall specify the manner and basis for converting shares of capital stock of the Company into cash and shares of common stock, without par value, of Resources ("Resources Shares"). The aggregate value of the Resources Shares issued in the Merger shall not be less than Thirteen Million Five Hundred Thousand Dollars ($13,500,000).


                            ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND THE PRINCIPALS

          The Company and the Principals, jointly and severally, hereby represent and warrant to Resources and NewCo as follows:

          2.1   CORPORATE EXISTENCE OF COMPANY.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation, and is in good standing, in Indiana and every other jurisdiction where the conduct of its business or the character of its properties owned or held under lease require it to be so qualified, all of which jurisdictions are listed in the letter to Resources of even date herewith (the "Disclosure Letter"), which is made a part of this Agreement as though set forth in full herein.

          (b) The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of its shareholders. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company subject only to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity, whether applied by a court of law or equity (the "Limitations").

          2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 233,300 shares of common stock, without par value ("Common Stock"), of which 233,300 shares are issued and outstanding. The Common Stock is owned of record and beneficially by the shareholders whose names, and the number of shares held by each, are set forth in the Disclosure Letter. All outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, real or contingent, to which the Company is a party that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Common Stock or of any other capital stock of the Company or any securities convertible into, or other rights to acquire, any such Common Stock or other capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing, or (iii) relates to the voting or control of such Common Stock, capital stock, securities or rights. No person has any right to require the Company to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

          2.3 CAPACITY OF THE PRINCIPALS. Each Principal has full legal capacity and authority to enter into this Agreement; and this Agreement has been duly executed and delivered on behalf of each Principal and constitutes the valid and binding obligation of such Principal, enforceable against such Principal in accordance with its terms, except for the Limitations.

          2.4 CONSENTS AND APPROVALS. Other than the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated thereunder (collectively, the "HSR Act") any filings required by federal or state securities laws or as disclosed in the
Disclosure Letter, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, or any third party, is required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

          2.5 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation of (with or without the giving of notice or the passage of time) any of the terms, provisions or conditions of, (i) the Articles of Incorporation or By-Laws of the Company; (ii) any law, ordinance, regulation or rule applicable to the Company;
(iii) any order, judgment, injunction, or other decree by which the Company or any of its assets or properties is bound; or (iv) any written or oral contract, agreement, or commitment to which the Company is a party or by which it or any of its assets or properties is bound, including agreements between the Company and its customers except to the extent that consent of third parties may be required as specified in the Disclosure Letter; nor will such execution, delivery and performance result in the creation of any lien, security interest, adverse claim or other encumbrance upon any properties, assets or rights of the Company.

          2.6    SUBSIDIARIES.   The  Company  does not  own  any
equity  ownership  interest,  directly  or  indirectly,   in  any
corporation or other entity. There are no entities in which the Company owns 50% or more of the outstanding voting stock.

          2.7 FINANCIAL STATEMENTS. A copy of the audited balance sheet of the Company as of March 31, 1995 (the "Balance Sheet"), and the audited statements of income and retained earnings and cash flows of the Company for the years ended March 31, 1995 and March 31, 1994, including the notes thereto (collectively the "Financial Statements"), have been supplied to Resources. The Balance Sheet fairly presents the financial position of the Company as at March 31, 1995 and has been prepared in accordance with generally accepted accounting principles consistently applied. Except as may be noted therein, the statements of income and retained earnings and cash flows for the years ended March 31, 1995 and 1994 fairly present the results of operations, shareholders' equity and cash flows of the Company in all material respects for the periods then ended and have been prepared on a basis consistent with each other.

          2.8 LIABILITIES. Except as disclosed in the Disclosure Letter, as of March 31, 1995, the Company had no debts, obligations or liabilities of whatever kind or nature, either direct or indirect, absolute or contingent, matured or unmatured, and regardless of whether they are of a type required by generally accepted accounting principles to be included in the Financial Statements, except debts, obligations and liabilities that are fully reflected in, or reserved against on, the Financial Statements. Since March 31, 1995, and except as disclosed in the Disclosure Letter, the Company has incurred no liabilities other than in the ordinary course of business.

          2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Disclosure Letter or specifically contemplated by this Agreement, since March 31, 1995, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether covered by insurance or not) in excess of $10,000 in the aggregate; (b) any material adverse change in the business, prospects, properties, assets, operations or financial condition of the Company; (c) any redemption or other acquisition by the Company of the Company's capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Company's capital stock except for cash dividends or distributions with respect to the Company's capital stock in an amount not to exceed the net income of the Company for the period April 1, 1995 through the last day of the calendar month preceding the Closing Date ("Permitted Dividends"); (d) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) not in the ordinary course of business; (e) any material increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (f) any acceleration of sales (i.e., the issuance of services billings at an accelerated rate outside of the ordinary course of business), or reduction of aggregate administrative, marketing, advertising and promotional expenses other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of the Company to any party, except for (i) payment of third-party obligations incurred in the ordinary course of business in accordance with the Company's regular payment practices, (ii) compensation to employees and officers and directors in the ordinary course of business, (iii) sales or
transfers  for  fair  consideration,  and  (iv)   abandonment  or
disposal of assets deemed of little or no value; (h) any termination or waiver of any material rights of value to the business of the Company; or (i) any failure by the Company to pay their accounts payable or other obligations in the ordinary course of business consistent with past practice, other than items disputed by the Company in good faith.

          2.10 TITLE TO PROPERTIES. The Company has good and marketable title to all of the assets and properties which it purports to own and which are reflected on the Balance Sheet, free and clear of all liens, security interests, adverse claims, defects or other encumbrances of any character whatsoever ("Encumbrances"), except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, (b) Encumbrances which individually or in the aggregate do not materially affect the business, operations or financial condition of the Company, and (c) assets and properties disposed of in the ordinary course of business since March 31, 1995 or as disclosed in the Disclosure Letter.

          2.11 INTELLECTUAL PROPERTY. Included in the Disclosure Letter is a complete and accurate list of all patents, copyrights, trademarks, trade names, service marks, licenses, and all applications therefor, of the Company (the "Intellectual Property"). The Company has and owns all right, title and interest to and in the Intellectual Property, free and clear of all Encumbrances. Except as disclosed in the Disclosure Letter, the Company is aware of no person that has challenged the use of or ownership by the Company of any of the Intellectual Property, or that uses or claims rights to use any confusingly similar Intellectual Property. To the Company's best knowledge, the present conduct of the business of the Company and the use and registration of the Intellectual Property do not conflict with any valid patents, copyrights, trademarks, trade names, service marks licenses or other rights of any other person.

          2.12 INSURANCE. Included in the Disclosure Letter is a complete and accurate list of all insurance policies (the "Insurance Policies") with respect to the properties, assets, operations and business of the Company with respect to which the Company has paid a premium within the last 13 months. All Insurance Policies listed in the Disclosure Letter are in full force and effect. Except as disclosed in the Disclosure Letter, as of July 19, 1995, there were no pending claims against the insurers under the Insurance Policies by the Company that had been reported to the Company's Indianapolis office. Except as disclosed in the Disclosure Letter, there are no unsettled claims as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Company. To the Company's best knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies in accordance with the terms thereof. There are no material claims under the Insurance Policies that have not been properly filed by the Company, and no insurance company has refused to renew any material insurance policy of the Company during the past 18 months.

          2.13 COMPANY CONTRACTS. The Disclosure Letter includes a list of the following agreements, contracts, commitments and understandings (the "Company Contracts") all of which have been made available to Resources for its review:

          (a) All leases of real property to which the Company is a party (whether as lessor or lessee);

          (b) All leases of vehicles, machinery or equipment to which the Company is a party (whether as lessor or lessee), involving the payment by or to it of more than $25,000 in the aggregate with respect to any one lease, with the annual rental, the termination date, and the conditions of assignment and renewal being given with respect to each lease;

          (c) All rights, and all licenses, leases, and other agreements relating to rights, in other tangible personal property to which the Company is a party, involving the payment by or to it of more than $25,000 in the aggregate with respect to any one agreement;

          (d)  All  agreements  of  the  Company   for   the
     borrowing or lending of money;

          (e) All agreements granting any person a lien, security interest, or mortgage on any property or asset of the Company, including any factoring agreement or agreement for the assignment of receivables or inventory;

          (f) All agreements of the Company guaranteeing, indemnifying, or otherwise becoming liable for the obligations or liabilities of another other than the endorsement of negotiable instruments in the ordinary course of business;

          (g)  All   agreements  of  the  Company  with  any
     manufacturer or supplier, including agreements with respect to discounts or allowances or extended payment terms;

          (h)  All  agreements   of  the  Company  with  any
     distributor, dealer, sales agent, or representative;

          (i) All agreements which restrict the Company from doing any kind of business or from doing business in any jurisdiction or from competing with any person;

          (j)  All  agreements   of   the  Company  for  the
     purchase of goods, materials, supplies, machinery, capital assets or services in excess of $25,000;

          (k) All shareholders' agreements, proxies, voting trusts, or powers of attorney to act on behalf of the Company or in connection with its properties or business affairs other than such powers to so act as normally pertain to corporate officers;

          (l) All joint venture or partnership agreements of the Company with any other person;

          (m)  All  agreements  of  the  Company   for   the
     construction   or   modification  of  any  building  or
     structure or for the incurrence of any other capital expenditure;

          (n)  All advertising agreements of the Company;

          (o) All agreements of the Company giving any party the right to renegotiate or require a reduction in price or the repayment of any amount previously paid;

          (p) All other agreements and commitments (including employment and consulting agreements) to which the Company is a party, by which it is or may be bound, or from which it does or may derive benefit, and a description of the terms thereof, with the termination date and conditions of assignment and renewal being given in each case, except any contract or commitment (A) involving the payment by or to the Company of less than $25,000 in the aggregate as to such contract or commitment, or, (B) terminable by the Company without liability or expense on 60 days' notice or less, or (C) for the purchase or sale of merchandise or services entered into in the ordinary course of business, which will be performed by the Company in less than three months and which will not have any material adverse effect on the properties and business of the Company, or (D) covered by any other paragraph of this Section 2.13; and

          (q) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

          Each of the Company Contracts is valid, binding, and enforceable in accordance with its terms for the periods (if any) stated therein, except for the effect of Limitations. The Company has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its material obligations under the Company Contracts, and, to the Company's best knowledge, there is not, under any of the Company Contracts, any existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default under any of the Company Contracts. The Company's relationships with its customers and suppliers are good commercial relationships, and the Company has not received any information suggesting that any customer or supplier of the Company has any present intention of ceasing to do business with the Company after the consummation of the transactions contemplated hereby.

          2.14 LITIGATION. Except as disclosed in the Disclosure Letter, there is not now pending any action, proceeding or investigation in any court or before any governmental or regulatory authority nor is any such action, proceeding or investigation threatened in writing or orally against the Company (a) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, or (b) which would render Resources or NewCo unable to exercise control over the assets of the Company. The Company is not subject to any outstanding order, writ, judgment or decree which, individually or in the aggregate, could have a material adverse effect on the business, operations or financial condition of the Company.

          2.15 TAXES. (a) All returns relating to federal, state, local and foreign income, franchise, excise, payroll, sales, use and property taxes (collectively, "Taxes") that are required to be filed with respect to the Company and any employee benefit plan have been filed in a timely manner (taking into account all extensions of due dates); (b) such returns reflect accurately all liability for Taxes of the Company for the periods covered thereby; (c) all Taxes payable by or due from the Company relating to all periods ending on or before March 31, 1995 have been paid or accrued on the Financial Statements; (d) the Company has made a valid and timely election under Subchapter S of the Code to be treated as a small business corporation, which election was accomplished in compliance with all applicable federal and state laws and regulations, has been effective since a date prior to April 1, 1987, remains in full force and effect as of the date hereof, and will remain in full force and effect through the Closing Date; (e) no election under Section 341(f) or
Section 338(g) of the Internal Revenue Code of 1986 (the "Code") has been, or prior to the Closing Date will be, filed by or on behalf of the Company; (f) the Company has not executed any presently effective waiver or extension of any statute of limitations  against  assessment  and  collection  of Taxes  with respect to the Company; and (g) the proper amounts have been withheld by the Company from employees with respect to all compensation paid to employees for all periods in compliance in all material respects with the tax and other withholding provisions of all applicable laws. Except as reflected in the Financial Statements, no deficiencies for any Taxes have been asserted in writing or assessed against the Company which remain unpaid.

          2.16  COMPLIANCE WITH LAWS.   The  Company has complied
in  all  material  respects  with  all  laws,  statutes,   rules,
regulations, judgments, decrees and orders applicable to its business.

          2.17  EMPLOYEE BENEFITS AND AGREEMENTS.

          (a) The Disclosure Letter includes a complete and accurate list of (i) the names and current rates of compensation of each director and officer of the Company and each employee of the Company who is not covered by a collective bargaining agreement to which the Company is a party, (ii) all employment contracts between the Company and each officer or employee thereof (excluding any contract that has been fully performed and oral agreements of employment terminable at will without payment of severance or other benefits except as are available to employees generally), (iii) all collective bargaining agreements between the Company and employee representatives and any other labor agreements to which the Company is a party, (iv) all employee benefit plans, programs, policies or arrangements, whether or not constituting "employee benefit plans" under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, all pension benefits, welfare benefits, deferred compensation, supplemental retirement, severance, hospitalization, medical insurance, life insurance, salary continuation, sick leave, vacation pay, change-of-control agreements, bonus, incentive, stock option, stock purchase, phantom stock, stock appreciation rights, performance shares, and similar plans either currently maintained by the Company or, if terminated, under which employees or former employees have rights that are outstanding, and all awards and agreements under any of such plans pursuant to which any employees or former employees hold outstanding rights, and (v) the names of each retired employee, officer, or director, if any, of the Company who is receiving or is entitled to receive any payments not covered by any employee benefit plan and his or her age, sex and current benefits. Each of the contracts or agreements listed in the previous sentence shall also constitute "Company Contracts" for purposes of the representations and warranties contained in
     Section 2.13 of this Agreement.

          (b) The Disclosure Letter includes a complete and accurate list of all employee pension benefit plans (within the meaning of section 3(2) of ERISA) that is subject to the provisions of section 401 of the Code and which the Company currently maintains or to which the Company contributes or is required to contribute on behalf of its employees or as to which the Company has any other obligation. With respect to each of such plans, the most recent summary plan descriptions and the most recently filed Form 5500 for each of such plans have been provided to Resources. The Disclosure Letter indicates which of such plans is a multiemployer plan as defined in section 414(f) of the Code, or section 3(37) of ERISA. With respect to each plan described above in this Section 2.17(b): (i) the plan is qualified under section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under section 501 of the Code, and nothing has occurred to cause the loss of such qualification or exemption, (ii) all contributions required by the Code to be made to the plan for the plan year most recently ended and for all prior plan years have been made timely in accordance with the Code and ERISA, and the Company does not have a minimum funding waiver outstanding with respect to such plan,
     (iii) to the best knowledge of the Company, the administrators or sponsors of the plan have complied in all material respects with applicable ERISA and Code requirements, including requirements as to the filing of reports, returns, documents, and notices with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries of such plan, and (iv) the Company has in all material respects discharged all duties it has to the plan under sections 404 and 405 of ERISA, and no party whom the Company is obligated to indemnify for a breach of those provisions has committed any such breach.

          (c) With respect to any ERISA Plan which is a multiemployer plan within the meaning of Section 3(37) of ERISA to which the Company contributes (or has at any time contributed or had an obligation to contribute), the Company has or will have, as of the Closing Date, made or accrued for, all contributions to each plan required by the terms of the plan or any collective bargaining agreement, and except as disclosed in the Disclosure Letter, the Company would not be subject to any withdrawal liability under Part I of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company was to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from the plan.

          (d) The Disclosure Letter includes a complete and accurate list of each of the following that is currently maintained by the Company or pursuant to which it has any obligation: any unfunded deferred compensation, supplemental death, disability, medical reimbursement, employee welfare benefit plan (within the meaning of section 3(1) of ERISA) and, to the extent not included in Section 2.17(b) above, each employee pension benefit plan maintained by the Company. With respect to each such plan that is funded or required by its express terms to be funded through insurance, all premiums due and payable with respect to such insurance have been paid. With respect to each of such plans, the most recent summary plan descriptions and the most recently filed Form 5500 for each of such plans have been provided to Resources.

          (e) The Disclosure Letter includes a complete and accurate list of (i) all governmental or court required plans, including, but not limited to, affirmative action plans, with respect to the Company, and (ii) all governmental or court ordered audits for compliance with applicable law that would require the continuation of any such plan or the implementation of any such plan that has not been put into effect on the date of this Agreement.

          2.18 EMPLOYEE RELATIONS. The Company is in compliance in all material respects with all federal, state, local or foreign laws, ordinances, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against the Company is pending before the National Labor Relations Board (the "NLRB"). There is no labor strike, jurisdictional dispute, material slowdown or stoppage pending or threatened against or involving the Company, nor has there been any such strike, dispute, slowdown or stoppage during the past three (3) years. Except as disclosed in the Disclosure Letter, no claim or grievance exists, has been threatened or has been settled since March 31, 1995 which might have a material adverse effect on the operations, business, assets, properties or financial condition of the Company (including, without limitation, claims of discrimination based on race, sex or age). No arbitration proceeding arising out of or under any collective bargaining or other labor agreement is pending and no claim therefor has been asserted. No collective bargaining or other labor agreement is currently being negotiated by the Company. There is no organizational activity involving the Company pending or threatened by any labor union or group of employees.
There are no representation proceedings involving the Company pending or threatened with the NLRB, and no labor union or group of Company employees has made a demand for recognition which is currently pending.

          2.19 LICENSES AND PERMITS. To the best of its knowledge, the Company has all material governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its businesses, as presently conducted ("Material Permits"). The Disclosure Letter includes a list of all Material Permits.

          2.20 ACCOUNTS RECEIVABLE. All accounts receivable (including those reduced to promissory notes) reflected on the Financial Statements represent sales actually made or services actually rendered in the ordinary course of business. All accounts receivable (including those reduced to promissory notes) of the Company as of the Closing Date will represent sales actually made or services actually rendered or funds advanced in the ordinary course of business on or prior to the Closing Date, and shall be collectible in full in accordance with their terms.

          2.21  ENVIRONMENTAL MATTERS.   To the best knowledge of
the Company, based upon inquiry of the employees of the Company identified in the Disclosure Letter whom the Principals believe are the appropriate employees for such inquiries:

          (a) The Company has obtained all material permits, licenses, and other authorizations which are required with respect to the operation of the businesses of the Company under federal, state, and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes ("Environmental Laws").

          (b) The Company is in compliance in all material respects with the terms and conditions of the required permits, licenses, and authorizations and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws or contained in any regulation, or code, or any judgment, decree, order or injunction, promulgated, issued, or entered by or against the Company or with respect to any of its properties thereunder and the Company has not received any notice or demand letter with respect thereto.

          (c) There is no pending or threatened action, suit, investigation, or other proceeding against the Company relating to the Environmental Laws or any regulation, code, plan, judgment, decree, order, injunction, notice, or demand letter promulgated,
     issued,  or  entered   by   or   against   the  Company
     thereunder.

          (d) No event, condition, activity, practice, ownership or lease of real property or other action or inaction of the Company has or is reasonably likely to:
     (i) prevent compliance by the Company with the Environmental Laws or with any regulation, code, judgment, decree, order or injunction promulgated, issued, or entered by or against the Company thereunder in any manner which could have a material adverse effect on the business, assets, financial condition, or results of operations of the Company; (ii) give rise to any material liability of the Company, including without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, or similar state or local laws; or (iii) result in any material claim, action, proceeding, or notice of violation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment of any pollutant, contaminant, chemical, or industrial, toxic, or hazardous substance or waste.

          2.22   NO  BROKERS.   With  the  exception of KPMG Peat
Marwick, the Company has not engaged or employed any broker or finder in connection with the transactions contemplated by this Agreement.


                            ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF RESOURCES

          Resources hereby represents and warrants to the Company and the Principals as follows:

          3.1 ORGANIZATION. Resources and NewCo are each corporations duly organized and validly existing under the laws of the State of Indiana, and each has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. NewCo is a direct, wholly-owned, subsidiary of Resources.

          3.2 CORPORATE POWER AND AUTHORITY. The execution, delivery and performance by Resources and NewCo of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Resources and NewCo. This Agreement has been duly and validly executed and delivered by Resources and NewCo and constitutes the valid and binding obligation of each. The Resources Shares to be issued in the Merger will be duly authorized, validly issued and fully paid and nonassessable, and free and clear of all Encumbrances except for (i) those created pursuant to this Agreement and the agreements contemplated hereby, and (ii) those imposed by securities or similar laws.

          3.3 CAPITALIZATION. The authorized capital stock of Resources consists of 10,000,000 common shares, without par value ("Resources Shares"), of which 7,113,679 shares were issued and outstanding as of June 30, 1995, and 2,000,000 special shares, without par value, of which 60,000 shares have been designated as the Series B Convertible Redeemable Preferred Stock (the "Preferred Stock"), and as of June 30, 1995, there were 51,612 shares of Preferred Stock issued and outstanding. All outstanding Resources Shares and shares of Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights.

          3.4   NO   CONFLICTS.    The  execution,  delivery  and
performance by Resources and NewCo of this Agreement and the consummation by Resources and NewCo of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation applicable to Resources or NewCo, (ii) violate any order, judgment, injunction or decree by which Resources or NewCo or any of their respective assets or properties is bound or (iii) conflict with, or result in a breach or default under, any term or condition of the respective Articles of Incorporation or By-Laws of Resources or NewCo or any agreement, contract or commitment or other instrument to which Resources or NewCo or any of its subsidiaries is a party or by which any of them may be bound.

          3.5 CONSENTS. Other than filings under the HSR Act and federal and state securities laws, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority, or any third party, is required in connection with the execution, delivery and performance by Resources or NewCo of this Agreement or the consummation by Resources or NewCo of the transactions contemplated hereby.

          3.6 NO MATERIAL ADVERSE CHANGE. Since March 31, 1995, there has not been any material adverse change in the business, prospects, properties, assets, operations or financial condition of Resources and its subsidiaries, taken as a whole.

          3.7 RESOURCES' SEC REPORTS. Resources has delivered to the Company (i) Resources' Annual Report on Form 10-K for the year ended December 31, 1994, and (ii) Resources' Quarterly Report on Form 10-Q for the period ended March 31, 1995, each in the form (including exhibits) filed with the Securities and Exchange Commission (collectively, "Resources' SEC Reports"). As of their respective dates, Resources' SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into Resources' SEC Reports (including the related notes and schedules) fairly presented the consolidated financial position of Resources and its subsidiaries as of its date and each of the consolidated statements of income, of shareholders' equity and of cash flows included in or incorporated by reference into Resources' SEC Reports (including any related notes and schedules) fairly presented the results of operations, shareholders' equity and cash flows of Resources and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Resources has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the preceding twelve (12) months.

          3.8 NO BROKERS. Neither Resources nor NewCo has engaged or employed any broker or finder in connection with the transactions contemplated by this Agreement.


                            ARTICLE IV

            COVENANTS OF THE COMPANY AND THE PRINCIPALS

          The Company and/or the Principals, as the case may be, covenant and agree with Resources as follows:

          4.1   CONDUCT OF BUSINESS.  Except as  may be otherwise
specifically   contemplated  by  this  Agreement  or  except   as
Resources may otherwise consent to in writing between the date hereof and the Closing Date:

          (a) The Company will (i) operate its businesses only in the ordinary course; (ii) use its best efforts to preserve its business organization intact; (iii) maintain its properties, machinery and equipment in as good a state of operating condition and repair as they were in on the date of this Agreement, except for ordinary wear and tear and other maintenance required by reason of fire, flood or other acts of God (except that any insurance proceeds paid by reason of any such casualty after the date hereof shall be applied towards such maintenance); (iv) continue all of the Insurance Policies (or comparable insurance) in full force and effect; (v) use its best efforts to keep available until the Closing Date the services of its present officers and key employees; (vi) pay its accounts payable and all other obligations in the ordinary course of business; and (vii) use its best efforts to preserve its relationships with its lenders, suppliers, customers, licensors and licensees and others having material business dealings with it such that the business will not be impaired; and

          (b) The Company will not (i) make any change in its Articles of Incorporation or By-Laws; (ii) make any change in its issued or outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends or make any other distribution in respect of its capital stock other than Permitted Dividends; (iii) voluntarily incur or assume, whether directly or by way of guarantee or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business ; (iv) mortgage, pledge or encumber any material part of its properties or assets, tangible or intangible; (v) sell or transfer any material part of its assets, property or rights, or cancel any material claims against others except to the extent contemplated by the Disclosure Letter; (vi) amend or terminate any Company Contract or any Material Permit to which it is a party, except in the ordinary course of business pursuant to the terms of such agreement; (vii) make any material change in any plan described in Section 2.17 and set forth in the Disclosure Letter, except as required by law and except for changes made in the ordinary course of business in accordance with the Company's customary practices (including normal increases in compensation and benefits to persons consistent with past practice after normal periodic performance reviews) or as disclosed in the Disclosure Letter; (viii) make any changes in the accounting methods, principles or practices employed by it, except as required by generally accepted accounting principles; (ix) make any capital expenditure or enter into any commitment therefor other than in the ordinary course of business; (x) incur any debt or make any borrowings, or enter into any commitment therefor; or
     (xi) enter into any other agreement, course of action or transaction material to the Company except in the ordinary course of business.

          4.2 FILINGS/UNDERTAKINGS. The Company shall promptly make all filings required to be made by it under the HSR Act with respect to the transactions contemplated by this Agreement. In addition, the Company will use its best efforts, and will cooperate with Resources to secure any other necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, and to obtain the satisfaction of the conditions specified in Articles VI and VII, as shall be required in order to enable the parties to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

          4.3 ACCESS. The Company shall (a) provide Resources with such information as Resources may from time to time reasonably request with respect to the Company and the transactions contemplated by this Agreement, (b) provide Resources and its officers, accountants, counsel and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Company, or as Resources may otherwise from time to time reasonably request, and (c) permit Resources to make such inspections thereof as Resources may reasonably request.

          4.4   CONFIDENTIALITY.

          (a) Unless and until the Closing is consummated, the Company and the Principals (for purposes of this
     Section 4.4, the "Recipient"), will keep confidential any information which has been furnished to any one or more of them by or on behalf of Resources (for purposes of this Section 4.4, the "Provider"), in connection with the transactions contemplated by this Agreement ("Confidential Information"), and shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Recipient will return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of the Recipient based on Confidential Information or deliver such writings to the Provider. Confidential Information does not include information which (i) is or becomes (but only after it becomes) generally available to the public other than as a result of disclosure in violation of this Section 4.4, or (ii) is or becomes (but only after it becomes) available to the Recipient on a non-confidential basis from a source other than the Provider, or any of its agents or advisors or employees, provided that such source is not bound by a confidentiality agreement with the Provider in respect thereof.

          (b)  The   Recipient   may  disclose  Confidential
     Information to any of its directors, officers, employees, agents, and advisors. In any event, the Recipient will be responsible for damages incurred by the Provider arising from any breach of this Section
     4.4 by any person or entity to whom Confidential Information shall have been furnished. The Recipient may disclose Confidential Information if required by legal process or by operation of applicable law (but only to the extent so required and only after reasonable written notice to Provider, unless the giving of such notice would violate applicable law).

          4.5 EXCLUSIVITY. Resources shall have the exclusive right through the close of business on November 30, 1995 (or such later date as the term of this Agreement may be extended by the parties hereto in writing), to consummate the transactions contemplated herein, and during such exclusive period, neither the Principals, the Company nor any of their authorized representatives will solicit or accept any other offer to purchase any of the capital stock or all or any significant part of the assets of the Company or any similar transaction nor hold discussions or negotiations with, or provide any information to, any other individual or corporation, partnership or other entity concerning such purchase (other than such discussions which are in furtherance of the transactions contemplated herein).

          4.6 SHAREHOLDER APPROVAL OF MERGER. The Company shall promptly call a meeting of the shareholders of the Company to approve this Agreement, the Merger Agreement and the transactions contemplated thereby. The Principals agree to vote their shares of Common Stock in favor thereof.

          4.7 FINAL "S CORPORATION" INCOME TAX RETURNS. The Company shall cause to be prepared and shall file in a timely manner (taking into account any extensions of due dates) the Company's federal and state income tax returns for the period from March 31, 1995 through the last day of the calendar month preceding the Closing Date and shall promptly thereafter furnish to Resources a copy of each Shareholder's related Form K-1 Shareholder's Share of Income, Credits, Deductions, Etc. (each, a "Form K-1").

          4.8 ENVIRONMENTAL ASSESSMENTS. At least 15 days prior to the Closing Date, the Company shall have provided to Resources environmental assessments prepared by an environmental engineer designated by Resources for all real property owned or leased by the Company except for properties subject to month-to-month leases.

          4.9 EXECUTION OF MERGER AGREEMENT. On the day prior to the Closing Date, the Company shall enter into the Merger Agreement in the form attached hereto as Exhibit A, except that
Section 3.01 will be completed to reflect the actual Purchase Price as provided in Article I hereof.

          4.10 COMPANY EXPENSES. All fees and expenses of the Company, incurred or expected to be incurred by it in connection with the transactions contemplated by this Agreement, including the fees and disbursements of its financial advisor, KPMG Peat Marwick, accountants, counsel and other advisors, together with one-half of the expenses incurred in connection with the environmental assessments contemplated by Section 4.8 and one-half of the filing fee to be paid by Resources under the HSR Act, shall be included in the determination of Company's net income or net loss pursuant to Section 1.4.

          4.11 ACTIONS RELATING TO TAX TREATMENT. The Company and the Principals shall not take any actions, prior to or following the Closing, that would be inconsistent with the Merger qualifying as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.


                             ARTICLE V

                      COVENANTS OF RESOURCES

          Resources hereby covenants and agrees with the Company and the Principals as follows:

          5.1 FILINGS/UNDERTAKINGS. Resources will promptly make all filings required to be made by it under the HSR Act and applicable federal and state securities laws with respect to the transactions contemplated by this Agreement. In addition, Resources will use its best efforts and will cooperate with the Company to secure any other necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties and to obtain the satisfaction of the conditions specified in Articles VI and VII, as shall be required in order to enable the parties to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

          5.2  CONFIDENTIALITY.

          (a) Unless and until the Closing is consummated, Resources (for purposes of this Section 5.2, the "Recipient"), will keep confidential any information which has been furnished to it by or on behalf of the Principals or the Company, as the case may be (for purposes of this Section 5.2, the "Provider"), in connection with the transactions contemplated by this Agreement ("Confidential Information"), and shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Recipient will return all Confidential Information to the Provider and either destroy any writings prepared by or on behalf of the Recipient based on Confidential Information or deliver such writings to the Provider. Confidential Information does not include information which (i) is or becomes (but only when it becomes) generally available to the public other than as a result of disclosure in violation of this Section 5.2, or (ii) is or becomes (but only when it becomes) available to the Recipient on a non-confidential basis from a source other than the Provider, or any of its agents or advisors or employees, provided that such source is not bound by a confidentiality agreement with the Provider in respect thereof.

          (b)  The   Recipient   may  disclose  Confidential
     Information to any of its directors, officers, employees, agents, and advisors. In any event, the Recipient will be responsible for damages incurred by the Provider arising from any breach of this Section
     5.2 by any person or entity to whom Confidential Information shall have been furnished. The Recipient may disclose Confidential Information if required by legal process or by operation of applicable law (but only to the extent so required and only after reasonable written notice to the Provider, unless the giving of such notice would violate applicable law).

          5.3 EXECUTION OF MERGER AGREEMENT. On the day prior to the Closing Date, Resources and NewCo shall enter into the Merger Agreement in the form attached hereto as Exhibit A, except that Section 3.01 shall be completed to reflect the actual Purchase Price as provided in Article I hereof.

          5.4 ACTIONS RELATING TO TAX TREATMENT. Resources and NewCo shall not take any actions, prior to or following the Closing, that would be inconsistent with the Merger qualifying as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

          5.5 EXCHANGE ACT REPORTS. Resources shall deliver to the Company, as soon as available, copies of periodic reports and other reports filed by Resources with the Securities and Exchange
Commission (the "Commission") through the Closing Date.

          5.6   DIRECTORS  AND OFFICERS' LIABILITY INSURANCE  AND
INDEMNIFICATION.

          (a) Following the Effective Time, the Surviving Corporation will provide the directors and officers of the Company who remain directors and officers of the Surviving Corporation with the same directors' and officers' insurance coverage that Resources provides to directors and officers of its other subsidiaries generally.

          (b) For two years following the Effective Time, Resources shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (each, an "Indemnified Party") against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under Indiana law and by the Surviving Corporation's Articles of Incorporation in effect at the Effective Time, including provisions relating to advances of expenses incurred in the defense of any action or suit.

          (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section 5.6. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then Resources shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 5.6.

          5.7 EMPLOYEE BENEFITS. Resources shall cause the Surviving Corporation to provide the benefits described in this
Section 5.7 to each person who remains an employee of the Surviving Corporation following the Effective Time (each, a "Continued Employee"). Subject to the right of subsequent amendment or termination in Resources' discretion, each Continued Employee shall be entitled, as an employee of the Surviving Corporation, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, restricted stock, dividend reinvestment and stock purchase plan, bonus or incentive plans, or other employee benefit or fringe benefit programs that the Company has in effect on the Effective Time. In addition, each Continued Employee shall be eligible to participate in the Dividend Reimbursement and Share Purchase Plan of Resources and such other employee benefit plans or arrangements of Resources that Resources, in its sole discretion, determines to extend to the Continued Employees (the "Resources Plans"). Resources may terminate or modify the employee benefit plans and arrangements maintained by the Company prior to the Effective Time except insofar as benefits thereunder shall have vested on the Effective Time and cannot be modified; provided that the Company plans maintained by the Surviving Corporation following the Effective Time and any Resources Plans shall provide benefits on terms and conditions at least as favorable as those provided to Company employees under Company plans in effect immediately prior to the Effective Time. Resources shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Resources Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with the Company.


                            ARTICLE VI

         CONDITIONS TO RESOURCES' AND NEWCO'S OBLIGATIONS

          The obligations of Resources and NewCo to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Resources and NewCo may waive:

          6.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PRINCIPALS AND COMPANY. The Principals and the Company shall have complied in all material respects with all of their agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of the Company and the Principals contained herein, including the Disclosure Letter, shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Resources shall have received a certificate executed by the chief executive officer of the Company and each of the Principals, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 6.1.

          6.2 APPROVAL OF MERGER. The Merger shall have been duly approved by the shareholders of the Company.

          6.3 FURTHER ACTION. All action (including notifications and filings) that shall be required to be taken by the Company or the Principals in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be required by the Company or the Principals in order to enable the Company and the Principals to consummate the transactions contemplated hereby shall have been duly obtained, and, as of the Closing Date, the transactions contemplated hereby shall not violate any applicable law or governmental regulation.

          6.4 ENVIRONMENTAL CONDITIONS. The environmental assessments delivered by the Company pursuant to Section 4.8 hereof (a) shall not disclose any evidence of any (i) contamination of any real property owned or leased by the Company by any hazardous or special wastes, substances, materials, constituents, pollutants or contaminants (as defined by federal, state or local laws, statutes, ordinances, rules or regulations) or (ii) conditions existing on such owned or leased real property that may give rise to any future civil, criminal or administrative environmental proceedings or investigations with respect thereto or the Company's use thereof or that require remediation or other curative actions that would involve an expenditure in excess of $50,000, and (b) shall be, in all other respects, acceptable to Resources.

          6.5 INVESTMENT LETTERS. Resources shall have received from each shareholder of the Company an Investment Letter in the form attached hereto as Exhibit B.

          6.6 NO GOVERNMENTAL OR OTHER PROCEEDING. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

          6.7 MATERIAL ADVERSE CHANGE. Resources shall have received a certificate executed by the chief executive officer of the Company and each of the Principals to the effect that, since the date of this Agreement, there has been no change, occurrence or circumstance in the business, assets, results of operations, financial condition or business prospects of the Company having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

          6.8 OPINION OF COMPANY'S COUNSEL. Resources shall have received an opinion of counsel for the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit C.

          6.9 EMPLOYMENT AGREEMENTS. Dale R. Miller shall have executed an Employment Agreement in the form attached hereto as Exhibit D, and Don W. Miller shall have executed an Employment
Agreement in the form attached hereto as Exhibit E.

          6.10   HSR  ACT.    The   applicable   waiting  period,
including any extension thereof, under the HSR Act shall have expired or otherwise been terminated.

          6.11 MCC-RELATED AGREEMENTS. The Company shall have entered into agreements with Miller Cable Company, an Ohio corporation ("MCC") on terms acceptable to Resources, providing for MCC's use of space at the Company's facilities and the sharing of expenses, including compensation, of persons who are acting as joint employees of the Company and MCC (the "MCC Agreement"). The MCC Agreement shall include provisions whereby James Chamberlin, an employee of MCC and the Company, agrees with the Company not to compete in the business of installing, repairing and retrofitting underground pipelines in such geographic areas and for such periods of time as are satisfactory to Resources. In addition, Don W. Miller, Dale R. Miller, Karl
D. Miller and James Chamberlin as shareholders of MCC shall have entered into agreements satisfactory to Resources providing Resources with a right of first refusal to purchase the stock of MCC upon substantially the same terms and for substantially the same price as the terms and price contained in any bona fide third party offer to the shareholders thereof and restricting the MCC shareholders from approving other offers for MCC or any of its assets.

          6.12 OPINION OF KPMG PEAT MARWICK. Resources shall have received, addressed to it, the opinion of KPMG Peat Marwick to the effect that the Merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.


                            ARTICLE VII

                CONDITIONS TO COMPANY'S OBLIGATIONS

          The  obligations  of  the  Company  to  consummate  the
transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Company may waive:

          7.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF RESOURCES. Resources shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all of the representations and warranties of Resources contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Company shall have received a certificate of Resources, dated as of the Closing Date and signed by an executive officer of Resources, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

          7.2 FURTHER ACTION. All action (including notifications and filings) that shall be required to be taken by Resources in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals, authorizations and exemptions from third parties that shall be requested in order to enable Resources to consummate the transactions contemplated hereby shall have been duly obtained, and, as of the Closing Date, the transactions contemplated hereby shall not violate any applicable law or governmental regulation.

          7.3 NO GOVERNMENTAL OR OTHER PROCEEDING. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened in writing as of the Closing Date.

          7.4   OPINION OF RESOURCES'  COUNSEL.   The  Principals
shall have received an opinion of Baker & Daniels, counsel to Resources, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

          7.5   HSR  ACT.      The   applicable  waiting  period,
including any extension thereof, under the HSR Act shall have expired or otherwise been terminated.

          7.6 MATERIAL ADVERSE CHANGE. The Company shall have received a certificate executed by an executive officer of Resources to the effect that, since the date of this Agreement, there has been no change, occurrence or circumstance in the business, assets, results of operations, financial condition or business prospects of Resources having or reasonably likely to have, individually or in the aggregate, a material adverse effect on Resources and its subsidiaries, taken as a whole.

          7.7 OPINION OF KPMG PEAT MARWICK. The Company and the Principals shall have received, addressed to them, the opinion of KPMG Peat Marwick to the effect that the Merger constitutes a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.


                           ARTICLE VIII

                   SURVIVAL AND INDEMNIFICATION

          8.1 SURVIVAL. The representations, warranties and covenants contained herein, or in any instrument or certificate delivered pursuant hereto, shall survive Closing for a period of two (2) years, except that any claim for indemnification arising out of Sections 2.15, 2.21 or 8.7 shall survive for the applicable statute of limitations period.

          8.2    GENERAL   INDEMNIFICATION.    Subject   to   the
provisions of Section 8.1, from and after the Closing, the Principals, jointly and severally, on the one hand, and Resources, on the other hand, shall indemnify and hold harmless the other (the party seeking indemnification or asserting a claim being referred to as the "Indemnified Party") from and against any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, interest, penalties, reasonable costs of investigation and reasonable fees and disbursements of counsel, accountants and experts (collectively, "Claims"), arising out of or resulting from the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto, by the party against whom indemnification or relief is sought (the "Indemnifying Party").

          8.3 NOTICE OF CLAIMS. The Indemnified Party shall notify the Indemnifying Party in writing of any Claim, specifying in reasonable detail the basis of such Claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the Claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such Claim.

          8.4 DEFENSE. If the facts giving rise to a right to indemnification arise out of the Claim of any third party, or if there is any Claim against a third party, the Indemnifying Party may assume the defense or the prosecution thereof, including the employment of counsel, at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its expense. The Indemnifying Party shall not be liable for any settlement of any such Claim effected without its prior written consent which consent shall not be unreasonably withheld. Whether or not the Indemnifying Party does choose to so defend or prosecute such Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party to the extent of any indemnifications provided hereunder.

          8.5 LIMITATIONS ON GENERAL INDEMNITY OBLIGATIONS. The Principals shall have no obligation to indemnify Resources pursuant to Section 8.2 for any Claims for indemnification or to respond in damages for any other Claim under or pursuant to any provision of this Agreement or any instrument or certificate delivered pursuant hereto, however denominated, except to the extent that the aggregate dollar amount of all unpaid Claims exceeds $50,000.

          8.6 INDEMNITY RELATED TO ACCOUNTS RECEIVABLE. The Principals, jointly and severally, shall indemnify and hold Resources harmless from and against all Claims arising out of or resulting from any of the Company's accounts receivable in existence on the Closing Date not being paid in full within two
(2) years thereof. The liability, if any, of the Principals under this Section 8.6 shall be equal to the Closing Date book value of such accounts receivable, reduced by any reserves established by the Company as of the Closing Date and any recoveries on such accounts receivable in excess of their Closing Date book value. Resources shall cause the Surviving Corporation to transfer to the Principals, any accounts receivable that are the subject of a claim for indemnification pursuant to this
Section 8.6. Resources shall cause the Surviving Corporation to pay to the Principals two (2) years after the Closing Date the amount, if any, by which the aggregate recoveries made during such two year period on the accounts receivable in existence on the Closing Date exceed the Closing Date book value of such receivables. Notwithstanding anything to the contrary in this Agreement, the indemnity in this Section 8.6 shall be the sole remedy for a breach of any representation and warranty made in
Section 2.20 hereof.

          8.7 TAX-RELATED INDEMNITY. Resources shall cause the Surviving Corporation to indemnify the shareholders of the Company for any federal income tax and interest arising out of the net income of the Company from the first day of the calendar month in which the Closing Date occurs through the day immediately preceding the Effective Time.


                            ARTICLE IX

                        REGISTRATION RIGHTS


          9.1   INCIDENTAL  REGISTRATION.  If Resources,  at  any
time or from time to time during the two (2) year period following the Effective Time, proposes to register any shares of its common stock, without par value, under the Securities Act (other than on Forms S-8 or S-4), it will each such time give written notice to all holders of outstanding Resources Shares issued in the Merger of its intention to do so and, upon the written request of any such holder made within 10 days after the receipt of any such notice (which request shall specify the Resources Shares intended to be disposed of by such holder and state the intended method of disposition thereof), Resources will use its best efforts to cause all such Resources Shares, the holders of which shall have so requested the registration thereof, to be registered under the Securities Act to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) by the holders of the
Resources Shares to be so registered. Notwithstanding the foregoing provisions of this Section 9.1, if the securities which Resources proposes to register are to be registered in connection with an underwritten offering, and, in the written opinion of the managing underwriter of such offering, the proposed disposition by the holders of Resources Shares would adversely affect such offering, then all holders of Resources Shares who have requested the registration thereof shall reduce the number of Resources Shares each intended to dispose of through such offering on a pro-rata basis so that the aggregate amount to be sold by such holders is acceptable to the Managing Underwriter.

          9.2 REGISTRATION PROCEDURES. If and whenever Resources is required to use its best efforts or cause the registration of any Resources Shares under the Securities Act as provided in Section 9.1, Resources will, as expeditiously as possible:

          (a) prepare and file with the Commission (which term shall include any similar or successor authority under the Securities Act as at the time in effect) a registration statement with respect to such Resources Shares and use its best efforts to cause such registration statement to become effective;

          (b) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus relating thereto as may be necessary to keep such registration statement effective and such prospectus current for a period of up to ninety (90) days, and to comply with the provisions of the Securities Act with respect to the disposition of all Resources Shares covered by such registration statement during such period, as may be necessary to effect the disposition of all Resources Shares covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement as of the date it became effective, provided that, if the seller or sellers determine to effect disposition of such Resources Shares in a manner different from the methods set forth in such registration statement, the obligations of Resources under this clause (b) shall include the preparation and filing of such amendments and supplements as may be necessary to effect such different disposition, but such seller or sellers shall be obligated to reimburse Resources for all of its additional expenses (including accounting and legal fees and printing expenses) incurred by reason of the change in the manner of disposition of such Resources Shares;

          (c) keep the holders of all Resources Shares to be included in such registration statement advised in writing as to the initiation of proceedings for such registration and compliance and as to the completion thereof, and advise any such holder, upon request, of the progress of such proceedings;

          (d) furnish to each seller of such Resources Shares such number of copies of such registration statement and of each such amendment thereto (in each case including a sufficient number of exhibits as may be required to furnish one set thereof to each managing underwriter and to special counsel to the underwriters of such offering), such number of copies of the prospectus included in such registration statement and amendment (including each preliminary prospectus) and of each supplement to the prospectus, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Resources Shares owned by such seller;

          (e) use its best efforts to register or qualify such Resources Shares included in such registration statement under such laws regulating the offer and sale of securities (blue sky laws) of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Resources Shares owned by such seller, except that Resources shall not for any purpose be required to qualify Resources Shares in any jurisdiction if to do so would require Resources to qualify to do business as a foreign corporation in any jurisdiction in which it is not so qualified, or subject itself to taxation in any jurisdiction in which it is not so subject, or to consent to service of process in such jurisdiction in connection with matters unrelated to the sale of securities, it being understood that the filing of a Uniform Consent to Service of Process on Form U-2 (or any successor uniform form then in effect) in any jurisdiction does not involve a consent to service of process in connection with matters unrelated to the sale of the securities;

          (f) notify each seller of any Resources Shares included in such registration statement, at any time during the period when a prospectus relating thereto is required to be delivered under the Securities Act or under the Exchange Act within the appropriate period mentioned in subdivision (b) of this Section 9.2, of the happening of any event as a result of which the prospectus as then amended and supplemented relating to such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of an amended prospectus or supplement to such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Resources Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

          (g) if the Resources Shares to be included in such registration statement are to be disposed of in an underwritten offering, execute and deliver an underwriting agreement which contains representations, warranties, indemnities and covenants of Resources of a type customarily made under similar circumstances by organizations of a type and size comparable to Resources and which shall be reasonably satisfactory to Resources and its counsel.

          9.3 REGISTRATION EXPENSES. Resources shall bear all registration and filing fees, fees and expenses of complying with applicable securities or blue sky laws (including fees of blue sky counsel who may be counsel for the seller or sellers or their underwriters), printing expenses, and the fees and disbursements of counsel for Resources, and of its independent public accountants. Sellers of Resources Shares issued in the Merger shall bear the fees and disbursements of their counsel and any underwriting commissions or discounts or fees paid to broker-dealers.

          9.4  INDEMNIFICATION.

          (a) In the event of any registration of any Resources Shares under the Securities Act pursuant to
     Section 9.1, Resources will indemnify and hold harmless the seller of such Resources Shares and each underwriter of such Resources Shares and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Resources Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any such final prospectus as amended or supplemented, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by Resources of the Securities Act or the Exchange Act with respect to action or inaction required of Resources in connection with the offer or sale of Resources Shares included in a registration statement filed under the Securities Act; and Resources will reimburse such seller and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided that Resources shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, or amended or supplemented final prospectus in reliance upon and in conformity with written information furnished to Resources through an instrument duly executed by such seller, underwriter or controlling person specifically for use in the preparation thereof.

          (b) Resources may require, as a condition to including any Resources Shares issued in the Merger in any registration statement, that Resources shall have received undertakings satisfactory to it from the prospective seller and underwriters, if any, of such Resources Shares, to indemnify and hold harmless (in the manner and to the same extent as set forth in subdivision (a) of this Section 9.4) Resources, each director of Resources, each officer of Resources who shall sign such registration statement and any person who controls Resources within the meaning of the Securities Act, with respect to any statement or omission made in such registration statement, any preliminary prospectus or final prospectus contained therein, or any such final prospectus as amended or supplemented, if such statement or omission was made in reliance upon and in conformity with written information furnished to Resources through instruments duly executed by such seller or underwriters, respectively, specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or final prospectus as amended or supplemented.

          (c)   Promptly  after  receipt  by  an indemnified
     party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Article IX, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations other than under the preceding paragraphs of this Article IX. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.


                             ARTICLE X

                   TERMINATION PRIOR TO CLOSING

          10.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of Resources and the Company;

          (b) By Resources or the Company in writing if the Closing shall not have occurred on or before November
     30, 1995, or such other date to which the Agreement has been extended by agreement of the parties; or

          (c) By either the Company and the Principals on the one hand or Resources on the other hand, if the other party shall (i) fail to perform any of its agreements contained herein required to be performed prior to the Closing Date, or (ii) breach any of its representations, warranties, covenants or agreements contained herein, which failure or breach is not cured within five (5) days after the party seeking to terminate has notified the other party in writing of its intent to terminate this Agreement pursuant to this clause.

          10.2  TERMINATION OF OBLIGATIONS.   Termination of this
Agreement pursuant to this Article IX shall terminate all obligations of the parties hereunder, except for the obligations under Sections 4.4, 5.2 and 11.6.


                            ARTICLE XI

                           MISCELLANEOUS

          11.1 ENTIRE AGREEMENT. This Agreement (including the Merger Agreement, Disclosure Letter and Exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof. This agreement supersedes and replaces any and all prior agreements, understandings and representations, written and oral. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

          11.2 SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

          11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          11.4 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          11.5 NO WAIVER. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

          11.6    EXPENSES.   Except  as  provided  otherwise  in
Section 4.10, the Principals and the Company, on the one hand, and Resources, on the other hand, shall each pay all costs and expenses incurred by them or on their behalf, in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated. If this Agreement is terminated pursuant to Section 10.1(c) and such termination is the result of any willful breach of any representation, warranty, covenant or agreement contained herein, then the breaching party shall, upon written demand by the non-breaching party, pay the actual out-of-pocket costs and expenses paid or payable by the non-breaching party in connection with the transactions contemplated by this Agreement.

          11.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

          If to Company to:

               Miller Pipeline Corporation
               8850 Crawfordsville Road
               P.O. Box 34141
               Indianapolis, Indiana 46234

          If to the Principals to:

               Dale R. Miller
               27 Stoneybrook Drive
               Brownsburg, Indiana  46112

               Don W. Miller
               4704 Southwest Bermuda Way
               Palm City, Florida  34990

               Karl D. Miller
               13809 Springmill Road
               Carmel, Indiana  46032

          with a copy to:

               Barnes & Thornburg
               1313 Merchants Bank Building
               11 South Meridian Street
               Indianapolis, Indiana  46204
               Attention:   William R. Coffey, Esq.

          If to Resources to:

               IWC Resources Corporation
               1220 Waterway Boulevard
               Indianapolis, Indiana  46202
               Attention:  J.A. Rosenfeld

          with a copy to:

               Baker & Daniels
               300 North Meridian Street
               Suite 2700
               Indianapolis, Indiana  46204
               Attention:  David C. Worrell, Esq.

          11.8 FURTHER ASSURANCES. From and after the Closing Date, each party, at the request of the other party and at the requesting party's expense, will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement and to permit the parties to enjoy the benefits contemplated by this Agreement.

          11.9 GOVERNING LAW. The validity, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, unless expressly provided to the contrary, will be governed by the laws of Indiana, without giving effect to the principles of conflicts of law thereof.

          11.10 CONSENT TO JURISDICTION. Each of Resources, NewCo, the Company and the Principals consents and submits to jurisdiction and venue in any court situated in Marion County, Indiana, for all purposes of this Agreement and any ancillary document to which it is a party, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and thereof.

          11.11 SPECIFIC PERFORMANCE. Resources on the one hand, and the Principals and the Company, on the other hand, acknowledge that the other will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation by it of any of its covenants or agreements which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of such covenants and agreements, the Principals or Resources, as the case may be, shall have the right to obtain injunctive relief to restrain any breach or threatened breach of, or otherwise to obtain specific performance of, the other's covenants or agreements contained in this Agreement.

          IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                              MILLER PIPELINE CORPORATION

                              By:     /S/ DON W. MILLER
                              Printed:    DON W. MILLER
                              Title:    CHAIRMAN OF THE BOARD


                              IWC RESOURCES CORPORATION

                              By:     /S/ J.A. ROSENFELD
                              Printed:    J.A. ROSENFELD
                              Title:   EXECUTIVE VICE PRESIDENT


                              PIPELINE ACQUISITION CORP.

                              By:     /S/ J.A. ROSENFELD
                              Printed:    J.A. ROSENFELD
                              Title:      PRESIDENT


                              DALE R. MILLER

                                /S/ DALE R. MILLER



                              DON W. MILLER

                                /S/ DON W. MILLER



                              KARL D. MILLER

                                /S/ KARL D. MILLER

                             EXHIBIT A

                   PLAN AND AGREEMENT OF MERGER


          THIS PLAN AND AGREEMENT OF MERGER (this "Merger Agreement") is made as of August ____, 1995 by and among IWC Resources Corporation, an Indiana corporation ("Resources"), Pipeline Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of Resources ("NewCo"), and Miller Pipeline Corporation, an Ohio corporation (the "Company").

          WHEREAS, Resources, NewCo, the Company and certain holders of the common stock of the Company have entered into a Reorganization, dated as of the 21st day of July, 1995 (the "Agreement") relating to the merger of the Company with and into NewCo (the "Merger"); and

          WHEREAS, Resources, NewCo and the Company desire to set forth the terms and conditions of the Merger;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                             ARTICLE I

          1.01 CONSTITUENT CORPORATIONS AND SURVIVING CORPORATION. NewCo and the Company shall be the constituent corporations to the Merger. At the Effective Time (as hereinafter defined), the Company shall be merged with and into NewCo, which shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the identity and separate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties and assets of the Company shall be vested in NewCo in accordance with the provisions of the Indiana Business Corporation Law and the Ohio General Corporation Law. At the Effective Time, the name of the Surviving Corporation shall be changed to Miller Pipeline Corporation.

          1.02 EFFECTIVE TIME. The date and time when the Merger becomes effective are herein referred to as the "Effective Time." The Effective Time shall be the time stated in the Articles of Merger to be filed with the Secretary of State of Indiana and the Certificate of Merger to be filed with the Secretary of State of Ohio with respect to the Merger.


                            ARTICLE II

          2.01 ARTICLES OF INCORPORATION. The Articles of Incorporation of NewCo as in effect immediately prior to the Effective Time, but as amended in the manner set forth in Section
5.01 below, shall thereafter be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Indiana law.

          2.02 BY-LAWS. The By-Laws of NewCo, as in effect immediately prior to the Effective Time, but as amended to reflect the change of name of NewCo, shall be the By-Laws of the Surviving Corporation, until amended or repealed.

          2.03 OFFICERS. The following persons shall hold the offices indicated opposite their name and be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation:

          Don W. Miller            Chairman of the Board
                                    of Directors
          Dale R. Miller           President and Chief Operating
                                    Officer
          David D. Watters         Senior Vice President
          Henry Topf, Jr.          Vice President
          E. Paul Miller           Vice President
          Douglas S. Banning, Jr.  Secretary and Treasurer

          2.04 DIRECTORS. The directors of the Surviving Corporation from and after the Effective Time, each to serve until his successor shall have been duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, shall be the following persons: Douglas S. Banning, Jr., Joseph R. Broyles, James T. Morris, Dale R. Miller, Don W. Miller and J. A. Rosenfeld.


                            ARTICLE III

          3.01 CONVERSION OF COMPANY COMMON STOCK. Subject to the exercise of dissenters' rights as provided by Article IV hereof, at the Effective Time, each of the issued and outstanding whole shares of common stock of the Company (the "Company Common Stock"), by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into and become the right to receive from the Surviving Corporation, without interest:

          (a) cash in the amount equal to the Purchase Price (as defined in the Agreement) divided by the number of shares of Company Common Stock issued and outstanding as of the Effective Time (the "Per Share Cash Consideration") or

          (b) the number of shares of Common Stock, without par value, of Resources ("Resources Shares") (including any fraction of a share) equal to the Per Share Cash Consideration divided by the average of the means of the high and low sale prices per share as reported on the NASDAQ National Market System and reported in THE WALL STREET JOURNAL for the twenty (20) trading days ending two (2) trading days prior to the Closing Date (the "Per Share Stock Consideration"), or

          (c)  a combination thereof,

as the holder thereof shall elect or be deemed to have elected, subject to and as provided in Sections 3.02 and 3.03 below (the
"Per Share Merger Consideration").

          3.02 ELECTION PROCEDURES. The Company will cause to be sent to all shareholders of the Company along with the proxy statement relating to the meeting at which the Merger shall be submitted to a vote of Company shareholders, an election form (the "Election Form"). The Election Form will allow each such holder (i) to elect to receive Resources Shares with respect to all or part of such holder's Company Common Stock (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all or part of such holder's Company Common Stock (the "Cash Election Shares"), or (iii) to indicate no election (the "No-Election Shares"). Any shares of Company Common Stock as to which an Election Form has not been completed on or before the date of the meeting of the Company shareholders shall be deemed to be No-Election Shares.

          3.03 ALLOCATION OF SHARES AND CASH. The parties hereto intend for the Merger to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) and related sections of the Internal Revenue Code of 1986, as amended. As soon as practicable but in any event no later than two (2) days prior to the Closing Date, the Company shall effectuate the allocation among holders of Company Common Stock of rights to receive Resources Shares or cash in the Merger as follows:

          (a)   If the number of Stock Election Shares times
     the Per Share  Cash Consideration is less than Thirteen
     Million  Five Hundred  Thousand  Dollars  ($13,500,000)
     (the "Minimum Amount"), then

               (i) all Stock Election Shares will be converted into the right to receive Resources Shares as provided in Section 3.01(b) above,

               (ii) the Company will assign on a pro rata basis first to the No-Election Shares until the No-Election Shares are exhausted and, if insufficient, then on a pro rata basis to the Cash Election Shares, the status of Stock Election Shares (the "Forced Stock Shares"), such that the sum of the Forced Stock Shares and Stock Election Shares, multiplied by the Per Share Cash Consideration will equal, as close as possible, and in any event will not be less than the Minimum Amount and, in that event, all Forced Stock Shares, for purposes of this Agreement, will be deemed to be Stock Election Shares and will be converted into the right to receive Resources Shares as provided in Section 3.01(b) above, and

               (iii) the remainder of the No-Election Shares and Cash Election Shares not otherwise assigned the status of Forced Stock Shares will be converted into the right to receive cash as provided in Section 3.01(a) above.

          (b) If the number of Stock Election Shares times the Per Share Cash Consideration is greater than Fifteen Million Dollars ($15,000,000) (the "Maximum
     Amount"), then

               (i) all Cash Election Shares will be converted into the right to receive cash as provided in Section
          3.01(a) above,

               (ii) the Company will assign on a pro rata basis first to the No-Election Shares until the No-Election Shares are exhausted and, if insufficient, then on a pro rata basis to the Stock Election Shares, the status of Cash Election Shares (the "Forced Cash Shares"), such that the sum of the remaining Stock Election Shares and No-Election Shares not deemed to be Forced Cash Shares, in all situations multiplied by the Per Share Cash Consideration will equal, as close as possible, and, in any event, not be more than the Maximum Amount and, in that event, all Forced Cash Shares, for purposes of this Agreement, will be deemed to be Cash Election Shares and will be converted into the right to receive cash as provided in Section 3.01(a) above, and

               (iii) the remainder of the No-Election Shares and the Stock Election Shares not otherwise assigned the status of Forced Cash Shares will be converted into the right to receive Resources Shares as provided in
          Section 3.01(b) above.

          (c) If the number of Stock Election Shares times the Per Share Cash Consideration is equal to or greater than the Minimum Amount and less than or equal to the Maximum Amount, then

               (i) all Stock Election Shares will be converted into the right to receive Resources Shares as provided in Section 3.01(b) above,

               (ii) all Cash Election Shares will be converted into the right to receive cash as provided in Section
          3.01(a) above, and

               (iii) all No-Election Shares will be converted into the right to receive cash as provided in Section
          3.01(a) above.

          (d) Notwithstanding subsections (a) and (c) above, the Company shall retain the right to assign on a pro rata basis additional No-Election Shares and, if necessary, Cash Election Shares to the status of Stock Election Shares if the opinion of KPMG Peat Marwick contemplated by Sections 6.12 and 7.7 of the Agreement would not otherwise be issued.

          3.04 SURRENDER OF CERTIFICATES. After the Effective Time and upon surrender to Resources of the certificates formerly representing shares of Company Common Stock converted in the Merger, Resources shall promptly deliver to the former holder of Company Common Stock (a "former shareholder") entitled thereto the Per Share Merger Consideration for such surrendered shares. No fractional shares of Resources Common Stock shall be issued, and the total number of shares of Resources Common Stock issued to each former shareholder shall be rounded to the nearest whole share. Following such surrender the certificates formerly representing shares of Company Common Stock shall be cancelled.

          3.05 SHARES HELD IN COMPANY TREASURY. At the Effective Time, all shares of capital stock of the Company held in the treasury of the Company, if any, shall be cancelled, without any payment or other distribution in respect thereof.

          3.06 NO CONVERSION OF NEWCO STOCK. None of the issued and outstanding shares of NewCo's capital stock shall be converted or otherwise affected by the Merger, and at and after the Effective Time, all of such shares shall remain issued and outstanding shares of capital stock of the Surviving Corporation.


                            ARTICLE IV

          4.01 DISSENTERS' RIGHTS. The parties hereto will comply with their respective duties under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law governing the exercise of dissenters' rights by holders of Company Common Stock.


                             ARTICLE V

          5.01    AMENDMENT  TO  ARTICLES  OF  INCORPORATION   OF
SURVIVING CORPORATION.   At  the  Effective Time, the Articles of
Incorporation of the Surviving Corporation shall be amended by amending Article I to read in its entirety as follows:

                            "ARTICLE I

                               Name

          The   name   of  the  Corporation  is  Miller  Pipeline
Corporation."


                            ARTICLE VI

          6.01   COUNTERPARTS.   This  Merger  Agreement  may  be
executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

          6.02 SECTION HEADINGS. The section headings in this Merger Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.





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
          IN WITNESS WHEREOF, the undersigned parties have duly executed this Merger Agreement, as of the date first written above.


                              MILLER PIPELINE CORPORATION


                              By:    /S/ DALE R. MILLER
                              Printed:   DALE R. MILLER
                              Title:     PRESIDENT


                              IWC RESOURCES CORPORATION


                              By:    /S/ J.A. ROSENFELD
                              Printed:   J.A. ROSENFELD
                              Title:    EXECUTIVE VICE PRESIDENT


                              PIPELINE ACQUISITION CORP.


                              By:    /S/ J.A. ROSENFELD
                              Printed:   J.A. ROSENFELD
                              Title:     PRESIDENT



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